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                                                                        Ex. 23








EXHIBIT 23:  CONSENT OF INDEPENDENT AUDITORS


To the Stockholder and Board of Directors of Harris Bankcorp, Inc.:

We consent to the incorporation by reference in Registration Statement No. 33-28909 on Form S-3 of Harris Bankcorp, Inc. of our report dated January 30, 1998, relating to the consolidated statements of condition of Harris Bankcorp, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholder's equity and cash flows for each of the years in the three year period ended December 31, 1997, which report appears on page 82 of the December 31, 1997 Annual Report on Form 10-K of Harris Bankcorp, Inc.




KPMG Peat Marwick LLP                           Coopers & Lybrand L.L.P.

Chicago, Illinois
March 23, 1998